EX-99.11
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA  19103-7098
Telephone:  (215) 564-8000

April 1, 2010

Board of Trustees
Quaker Investment Trust
309 Technology Drive
Malvern, PA 19355

Subject:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Quaker Investment Trust, a Massachusetts business trust (“Trust”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of substantially all of the assets and liabilities  (the “Transaction”) of the Pennsylvania Avenue Event-Driven Fund, which is a series of the Pennsylvania Avenue Funds, a statutory trust organized under the laws of the State of Delaware, by and in exchange for Class A shares (the “Shares”) of the Quaker Event Arbitrage Fund (the “Acquiring Fund”), which is a series of the Trust.  It is anticipated that the Transaction will be consummated on or about May 20, 2010.

We have reviewed the Trust’s Amended and Restated Declaration of Trust, Amended and Restated By-laws (“By-laws”) and resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on The Commonwealth of Massachusetts statute governing business trusts and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of The Commonwealth of Massachusetts or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.           The Shares of the Acquiring Fund will be issued in accordance with the Trust’s Amended and Restated Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees, relating to the creation, authorization and issuance of shares.

2.           The Shares will be issued against payment therefor as described in the Registration Statement, and that such payment will have been at least equal to the net asset value.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Board of Trustees
Quaker Investment Trust
April 1, 2010

We hereby consent to the filing of this opinion with the Commission.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:       /s/Michael P. O'Hare
Michael P. O'Hare, a partner